Exhibit 12.1

[Letterhead of Gusrae Kaplan Nusbaum PLLC]

[•], 2019

Prometheum, Inc.
120 Wall Street, 25th Floor
New York, NY 10005

Re: Offering Statement on Form 1-A (File No. 024-10760)

Ladies and Gentlemen:

We have acted as counsel to Prometheum, Inc., a Delaware corporation (the “Company”), in connection with an Offering Statement on Form 1-A (the “Offering Statement”) filed by the Company with the Securities and Exchange Commission (the “Commission”) pursuant to Regulation A promulgated under Section 3(b) of the Securities Act of 1933, as amended (the “Securities Act”), relating to the offer and sale by the Company of up to 50,000,000 of warrants (the “Ember Warrants”) to purchase, when and if issued, ember tokens (the “Ember Warrants”).

We have examined such documents and have reviewed such questions of law as we have considered necessary or appropriate for the purposes of our opinions set forth below. In rendering our opinions set forth below, we have assumed the authenticity of all documents submitted to us as originals, the genuineness of all signatures and the conformity to authentic originals of all documents submitted to us as copies. We have also assumed the legal capacity for all purposes relevant hereto of all natural persons. As to questions of fact material to our opinions, we have relied upon certificates or comparable documents of officers and other representatives of the Company and of public officials.

Based on the foregoing, we are of the opinion that (i) the Ember Warrants, when issued, delivered and paid for as described in the Offering Statement, will be duly authorized for issuance and will constitute binding obligations of the Company enforceable against the Company in accordance with their terms, and (ii) the Ember Tokens, when created in the Genesis Block, when issued, delivered and paid for as described in the Offering Statement, will be duly authorized for issuance, validly issued, fully paid and nonassessable.

We express no opinion other than as to the federal laws of the United States of America, the laws of New York State, and the Delaware General Corporation Law (also including the statutory provisions, all applicable provisions of the Delaware Constitution and reported judicial decisions interpreting the forgoing).

We hereby consent to the filing of this opinion as an exhibit to the Offering Statement, and to the reference to our firm in the Offering Statement. In giving this consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission thereunder.

Very truly yours,

Gusrae Kaplan Nusbaum PLLC